UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 10, 2015

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 10, 2015, AT&T Inc. ("AT&T", "we" or "the Company") provided updated information regarding certain first-quarter trends and reiterated full-year 2015 standalone guidance.

WIRELESS TRENDS
For the first quarter of 2015, AT&T expects continued expansion of its high-value smartphone base, solid gross adds and upgrades, and postpaid net adds in the 400,000 range driven by tablets. Postpaid churn is running lower on both a year-over-year and sequential basis. We also expect service revenues to be impacted by the continued strong adoption of Mobile Share Value (MSV) plans with about 60 percent of our postpaid smartphone base to be on no-device-subsidy MSV plans at the end of the first quarter. This compares to less than 30 percent of our postpaid smartphone base on no-device-subsidy plans at the end of the first quarter 2014. MSV plans were first introduced in mid-February 2014.

This strong adoption of MSV plan pricing as well as ongoing Cricket operational results will pressure margins when compared to the first quarter of 2014. We expect margin pressure from both of these to lessen, on a comparative basis, for the remainder of 2015.  Based on this, and continued AT&T Next adoption throughout the year, we expect annual 2015 wireless service margins to expand on a year- over- year basis.

WIRELINE TRENDS
2015 year-over-year quarterly wireline comparisons will be impacted by the fourth-quarter 2014 sale of the Connecticut wireline properties, the exiting of certain low-margin businesses and non-cash changes in benefit expenses. We expect strategic business services revenue growth in the mid-teens and continued U-verse Consumer revenue growth this quarter. In the first quarter, we expect Wireline margins to decrease year over year due to the Connecticut sale, non-cash benefit expenses and TV content cost pressure. These pressures for the remainder of the year are expected to be offset by continued product revenue growth and additional cost savings, including the impact of a voluntary retirement plan offer, and provide margin improvement in subsequent quarters of 2015.

INTERNATIONAL
With the acquisition of the Mexico wireless property Iusacell, we will now have three reportable Segments: Wireless, Wireline and International. Costs associated with the acquisition and integration of this property are expected to have a negative impact on reported earnings in the first quarter.

OTHER ITEMS
In the first quarter of 2015, we expect a charge of approximately $130 million for the departure of nearly 3,000 employees electing to retire by March 31, 2015.  These voluntary retirements were made under the terms of a special offer allowing for lump sum distributions and enhanced payments.

We expect annual free cash flow to grow year over year in line with guidance with the first-quarter impacted by higher AT&T Next volumes. The Company continues to expect the DIRECTV transaction to close in the first half of 2015 and we continue to expect the merger integrations savings to be larger than originally announced.

Additionally, beginning with the first quarter, we are updating our definition of wireless connected devices subscribers to include session-based tablets, which were previously reported as "prepaid" subscribers. Prepaid subscribers will now essentially be phone activity. The Company will update prior period subscribers consistent with current definitions.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: March 10, 2015	By: /s/ Paul W. Stephens_____ Paul W. Stephens Senior Vice President and Controller